EXHIBIT 3.1.2


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           UNIGENE LABORATORIES, INC.




         UNIGENE LABORATORIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of Unigene Laboratories, Inc., by the unanimous written consent of its members, filed with the Minutes of the Board, duly adopted resolutions setting forth a proposed Amendment to the Certificate of Incorporation of said Corporation, declaring said Amendment to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed Amendment is as follows:

         RESOLVED, that the Board of Directors hereby declares that it is advisable to increase the number of shares of Common Stock authorized for issuance by amending Article FOURTH of the Corporation's Certificate of Incorporation to read as follows:

                  "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is sixty million (60,000,000), having a par value of $.01 per share. All such shares are of one class and are common stock."

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

        THIRD: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


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         IN WITNESS  WHEREOF,  said Unigene  Laboratories,  Inc. has caused this
Certificate to be signed by Warren P. Levy, its President, and attested by Ronald S. Levy, its Secretary, this 22nd day of August, 1997.



                                                      UNIGENE LABORATORIES, INC.


                                                      By: /s/ WARREN P. LEVY
                                                          ------------------
                                                          Warren P. Levy
                                                          President



ATTEST:


/s/RONALD S. LEVY
-----------------
Ronald S. Levy
Secretary